ON2 TECHNOLOGIES RAISES $4 MILLION IN EQUITY FINANCING

NEW YORK, NY (OCTOBER 27, 2004). On2 Technologies, Inc. today announced that it has entered into a definitive agreement with two institutional investors, led by Midsummer Investment Ltd., in connection with a private placement of shares of the Company's Series D Convertible Preferred Stock raising gross proceeds to the Company of $4,000,000. The $4,000,000 of Series D Preferred is convertible into Common Stock at an effective conversion price of $0.70 per share.

On2 has agreed to sell Series D Convertible Preferred shares convertible into an aggregate of 5,714,286 shares of Common Stock. The investors will also receive a one-year warrant to purchase an aggregate of 2,993,197 shares of Common Stock at an exercise price of $0.65 per share and a five-year warrant to purchase an aggregate of 2,993,197 shares of Common Stock at an exercise price of $0.76 per share. Holders of the Series D Convertible Preferred Stock are entitled to receive a 8% annual dividend, payable in cash or shares of Common Stock at the Company's option. In addition, the Series D Convertible Preferred Stock and warrants are subject to standard weighted-average anti-dilution protection for issuances of securities below the conversion price.

"This financing strengthens On2's institutional shareholder base, cash position and balance sheet and puts us in a stronger position both to complete an accretive strategic transaction and continue to increase our market share in the digital video space," said Doug McIntyre, Chairman, President and CEO. "We are pleased with the fact that Midsummer was willing to invest in the preferred stock at a 23% premium to the current market price," he added.

H.C. Wainwright & Co., Inc. acted as exclusive placement agent on the transaction.

ABOUT ON2 TECHNOLOGIES, THE DUCK CORPORATION
On2 Technologies (Amex: ONT) is a leading technology firm at the forefront of video compression. The company revolutionized digital media delivery with the creation of its advanced full-motion, full-screen, TrueMotion(R) VP4/VP5/VP6 compression and streaming technologies. On2's TrueMotion codecs are used extensively in the video-on-demand, videoconferencing, Internet media, surveillance, and store-and-play markets. They operate with On2's own TrueCast Server and Player software, as well as third-party player and server products. On2's software is used by such leading companies as Sony, NTT, AOL, BBC, ABC News, Nullsoft, SeaChange International, China Netcom, NHK, and Nanwang Multimedia. The VP6 decoder has an installation base of millions through its inclusion in AOL 9 Media Player, Winamp 5, Viewpoint Media Player, and others. On2 licenses its software for use in set-top boxes, consumer electronics devices and wireless applications and offers high-level video encoding, customized technical support, and consulting/integration services. Located in New York City, the company has an office in Clifton Park, NY, and operations in Cambridge, UK. To contact On2 write to sales@on2.com or visit www.on2.com.

FOR MORE INFORMATION
CONTACT ON2:
Tim Reusing
(646) 292-3533